Exhibit 99.1

Jessica Hansen, Vice President of Investor Relations
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200 | InvestorRelations@drhorton.com
January 24, 2017

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2017 FIRST QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND OF $0.10 PER SHARE

FORT WORTH, TEXAS (Business Wire) - January 24, 2017
Fiscal 2017 First Quarter Highlights - compared to the prior year quarter

•	Net income increased 31% to $206.9 million, or $0.55 per diluted share

•	Consolidated pre-tax income increased 32% to $318.1 million

•	Consolidated pre-tax profit margin improved 100 basis points to 11.0%

•	Net sales orders increased 17% in value to $2.8 billion and 15% in homes to 9,241

•	Homes closed increased 20% in value to $2.8 billion and 17% in homes to 9,404

D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that net income for its first fiscal quarter ended December 31, 2016 increased 31% to $206.9 million, or $0.55 per diluted share, from $157.7 million, or $0.42 per diluted share, in the same quarter of fiscal 2016.
Net sales orders for the first quarter ended December 31, 2016 increased 15% to 9,241 homes and 17% in value to $2.8 billion compared to 8,064 homes and $2.4 billion in the prior year quarter. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the first quarter of fiscal 2017 was 22% compared to 23% in the same quarter of fiscal 2016. The Company’s sales order backlog of homes under contract at December 31, 2016 increased 6% to 11,312 homes and 7% in value to $3.4 billion compared to 10,665 homes and $3.2 billion at December 31, 2015.

Homebuilding revenue for the first quarter of fiscal 2017 increased 20% to $2.8 billion from $2.4 billion in the same quarter of fiscal 2016. Homes closed in the quarter increased 17% to 9,404 homes compared to 8,061 homes in the prior year quarter.

Pre-tax profit margin for the first quarter of fiscal 2017 improved 100 basis points to 11.0% from 10.0% in the same quarter of fiscal 2016. The improvement in pre-tax profit margin was driven primarily by a 70 basis point decrease in homebuilding SG&A expense as a percentage of revenues.
Home sales gross margin in the first quarter of fiscal 2017 was 19.8%, compared to 19.9% in the prior year quarter and 20.5% in the fourth quarter of fiscal 2016. Gross margin decreased from the fourth quarter primarily due to higher warranty and litigation costs as a percentage of homebuilding revenues. In the current housing market, the Company continues to expect its average home sales gross margin to be around 20%, with quarterly fluctuations that may range from 19% to 21% due to product and geographic mix and the relative impact of warranty, litigation and interest costs. Homebuilding SG&A expense as a percentage of revenues in the first quarter of fiscal 2017 was 9.5% compared to 10.2% in the prior year quarter.

The Company ended the quarter with $1.1 billion of homebuilding unrestricted cash and homebuilding debt to total capital of 28.6%. Homebuilding debt to total capital consists of homebuilding notes payable divided by total equity plus homebuilding notes payable.

Donald R. Horton, Chairman of the Board, said, “The D.R. Horton team produced strong results in our first quarter, highlighted by $318.1 million of pre-tax income on $2.9 billion of revenues. Our pre-tax profit margin improved 100 basis points from the prior year quarter to 11.0%, driven by improved SG&A leverage. The value of our net sales orders increased by 17%, and our home sales revenue increased by 20%.

“These results reflect the strength of our experienced operational teams, diverse product offerings through our family of brands and good market conditions across our broad national footprint. We remain focused on growing our revenues and pre-tax profits at a double-digit annual pace, while continuing to generate positive annual operating cash flows and improved returns. With 24,500 homes in inventory at the end of December and a robust supply of lots, we are well-positioned for the upcoming spring selling season and the remainder of fiscal 2017.”

D.R. Horton reaffirms its previously issued fiscal 2017 guidance including a consolidated pre-tax profit margin of 11.2% to 11.5%, consolidated revenues of $13.4 billion to $13.8 billion, homes closed between 43,500 homes and 45,500 homes and cash flow from operations in the range of $300 million to $500 million. The Company’s fiscal 2017 results will be significantly impacted by the strength of the spring selling season, and the Company will update its expectations as necessary each quarter.

The Company has declared a quarterly cash dividend of $0.10 per common share. The dividend is payable on February 15, 2017 to stockholders of record on February 3, 2017.

The Company will host a conference call today (Tuesday, January 24th) at 10:00 a.m. Eastern Time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company’s website at investor.drhorton.com.

D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States for fifteen consecutive years. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 78 markets in 26 states across the United States and closed 41,652 homes in the twelve-month period ended December 31, 2016. The Company is engaged in the construction and sale of high-quality homes through its diverse brand portfolio that includes D.R. Horton, Emerald Homes, Express Homes and Freedom Homes with sales prices ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that we remain focused on growing our revenues and pre-tax profits at a double-digit annual pace, while continuing to generate positive annual operating cash flows and improved returns and that with 24,500 homes in inventory at the end of December and a robust supply of lots, we are well-positioned for the upcoming spring selling season and the remainder of fiscal 2017. The forward-looking statements also include that D.R. Horton reaffirms its previously issued fiscal 2017 guidance including a consolidated pre-tax profit margin of 11.2% to 11.5%, consolidated revenues of $13.4 billion to $13.8 billion, homes closed between 43,500 homes and 45,500 homes and cash flow from operations in the range of $300 million to $500 million and that the Company’s fiscal 2017 results will be significantly impacted by the strength of the spring selling season, and the Company will update its expectations as necessary each quarter.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the cyclical nature of the homebuilding industry and changes in economic, real estate and other conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; home warranty and construction defect claims; the effects of a health and safety incident; the effects of negative publicity; supply shortages and other risks of acquiring land, building materials and skilled labor; the impact of an inflationary, deflationary or higher interest rate environment; reductions in the availability of performance bonds; increases in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulations on our financial services operations; our significant debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within the homebuilding and financial services industries; our ability to effect our growth strategies, acquisitions or investments successfully; the effects of the loss of key personnel; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K which is filed with the Securities and Exchange Commission.

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31, 2016	September 30, 2016
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$1,115.5	$1,271.8
Restricted cash	8.8	9.5
Inventories:
Construction in progress and finished homes	4,285.4	4,034.7
Residential land and lots — developed and under development	4,296.4	4,135.2
Land held for development	137.2	137.8
Land held for sale	23.4	33.2
	8,742.4	8,340.9
Deferred income taxes, net of valuation allowance of $10.3 million at December 31, 2016 and September 30, 2016	467.8	476.3
Property and equipment, net	154.1	139.5
Other assets	444.7	456.2
Goodwill	80.0	80.0
	11,013.3	10,774.2
Financial Services and Other:
Cash and cash equivalents	34.8	31.4
Mortgage loans held for sale	548.3	654.0
Property and equipment, net	64.3	55.9
Other assets	51.4	43.4
	698.8	784.7
Total assets	$11,712.1	$11,558.9
LIABILITIES
Homebuilding:
Accounts payable	$505.9	$537.0
Accrued expenses and other liabilities	967.6	917.1
Notes payable	2,798.6	2,798.3
	4,272.1	4,252.4
Financial Services and Other:
Accounts payable and other liabilities	39.2	40.5
Mortgage repurchase facility	419.0	473.0
	458.2	513.5
Total liabilities	4,730.3	4,765.9
EQUITY
Common stock, $.01 par value, 1,000,000,000 shares authorized, 380,537,875 shares issued and 373,337,804 shares outstanding at December 31, 2016 and 380,123,258 shares issued and 372,923,187 shares outstanding at September 30, 2016	3.8	3.8
Additional paid-in capital	2,885.0	2,865.8
Retained earnings	4,226.8	4,057.2
Treasury stock, 7,200,071 shares at December 31, 2016 and September 30, 2016, at cost	(134.3)	(134.3)
Stockholders’ equity	6,981.3	6,792.5
Noncontrolling interests	0.5	0.5
Total equity	6,981.8	6,793.0
Total liabilities and equity	$11,712.1	$11,558.9

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended December 31,
	2016	2015
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$2,797.7	$2,340.9
Land/lot sales and other	28.4	20.2
	2,826.1	2,361.1
Cost of sales:
Home sales	2,244.8	1,874.3
Land/lot sales and other	20.8	15.9
Inventory and land option charges	2.3	2.0
	2,267.9	1,892.2
Gross profit:
Home sales	552.9	466.6
Land/lot sales and other	7.6	4.3
Inventory and land option charges	(2.3)	(2.0)
	558.2	468.9
Selling, general and administrative expense	268.4	241.7
Other (income) expense	(4.1)	(1.7)
Homebuilding pre-tax income	293.9	228.9
Financial Services and Other:
Revenues	78.1	55.3
General and administrative expense	57.5	47.7
Interest and other (income) expense	(3.6)	(4.8)
Financial services and other pre-tax income	24.2	12.4
Income before income taxes	318.1	241.3
Income tax expense	111.2	83.6
Net income	$206.9	$157.7
Other comprehensive income, net of income tax	—	1.2
Comprehensive income	$206.9	$158.9
Basic:
Net income per share	$0.55	$0.43
Weighted average number of common shares	373.3	369.3
Diluted:
Net income per share	$0.55	$0.42
Adjusted weighted average number of common shares	377.4	373.5
Other Consolidated Financial Data:
Interest charged to cost of sales	$34.7	$35.2
Depreciation and amortization	$14.4	$13.6
Interest incurred	$33.5	$42.2

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended December 31,
	2016	2015
	(In millions)
OPERATING ACTIVITIES
Net income	$206.9	$157.7
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	14.4	13.6
Amortization of discounts and fees	1.3	1.4
Stock based compensation expense	9.3	10.4
Excess income tax benefit from employee stock awards	(0.5)	(2.2)
Deferred income taxes	8.3	13.4
Inventory and land option charges	2.3	2.0
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(246.3)	(290.3)
(Increase) decrease in residential land and lots – developed, under development, held for development and held for sale	(152.6)	8.4
(Increase) decrease in other assets	(4.9)	30.2
Decrease in mortgage loans held for sale	105.7	106.6
Increase (decrease) in accounts payable, accrued expenses and other liabilities	22.8	(52.7)
Net cash used in operating activities	(33.3)	(1.5)
INVESTING ACTIVITIES
Purchases of property and equipment	(22.2)	(20.1)
Increase in restricted cash	(6.0)	—
Net principal decrease (increase) of other mortgage loans and real estate owned	1.0	(2.1)
Payments related to acquisition of a business	(4.1)	—
Net cash used in investing activities	(31.3)	(22.2)
FINANCING ACTIVITIES
Repayment of notes payable	(54.3)	(81.0)
Proceeds from stock associated with certain employee benefit plans	2.8	17.0
Excess income tax benefit from employee stock awards	0.5	2.2
Cash dividends paid	(37.3)	(29.6)
Net cash used in financing activities	(88.3)	(91.4)
DECREASE IN CASH AND CASH EQUIVALENTS	(152.9)	(115.1)
Cash and cash equivalents at beginning of period	1,303.2	1,383.8
Cash and cash equivalents at end of period	$1,150.3	$1,268.7

D.R. HORTON, INC.
($’s in millions)

NET SALES ORDERS
	Three Months Ended December 31,
	2016		2015
	Homes	Value	Homes	Value
East	1,146	$331.0	977	$270.9
Midwest	363	143.2	245	93.9
Southeast	3,148	825.1	2,706	706.4
South Central	2,838	711.1	2,528	616.9
Southwest	458	106.7	335	77.2
West	1,288	646.8	1,273	602.8
	9,241	$2,763.9	8,064	$2,368.1

HOMES CLOSED
	Three Months Ended December 31,
	2016		2015
	Homes	Value	Homes	Value
East	1,053	$305.8	1,053	$294.5
Midwest	399	149.6	312	123.3
Southeast	3,337	882.5	2,691	710.5
South Central	2,903	738.6	2,478	605.0
Southwest	455	104.7	322	73.9
West	1,257	616.5	1,205	533.7
	9,404	$2,797.7	8,061	$2,340.9

SALES ORDER BACKLOG
	As of December 31,
	2016		2015
	Homes	Value	Homes	Value
East	1,394	$408.2	1,354	$389.4
Midwest	434	177.6	345	137.0
Southeast	3,864	1,064.3	3,526	973.8
South Central	3,775	990.6	3,706	963.1
Southwest	658	152.7	584	127.4
West	1,187	610.8	1,150	583.3
	11,312	$3,404.2	10,665	$3,174.0